Exhibit 3.1

Authorisation Code : 994752776264 www.verify.gov.ky 08 January 2021 MC-369912 Certificate Of Incorporation Assistant Registrar of Companies of the Cayman Islands Twin Ridge Capital Acquisition Corp. an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 7th day of January Two Thousand Twenty-One Given under my hand and Seal at George Town in the Island of Grand Cayman this 7th day of January Two Thousand Twenty-One Assistant Registrar of Companies, DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by Cayman Islands. I, MELANIE E. RIVERS